Exhibit 16.01

KPMG LLP 345 Park Avenue New York, NY 10154

November 1, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hanover Direct, Inc. (the “Company”) and, under the date of April 2, 2004, we reported on the consolidated financial statements of Hanover Direct, Inc. as of and for the years ended December 27, 2003 and December 28, 2002 (which report was subsequently withdrawn). On October 20, 2005, we were dismissed as principal accountants. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 27, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (1) the Audit Committee of the Company’s Board of Directors dismissed KPMG LLP (“KPMG”) for the reasons set forth in Item 4.01, (2) a month after appointing a new Chief Executive Officer, the Company identified a revenue recognition cut-off issue, (3) the Company replaced its senior management commencing with the May 5, 2004 appointment of a new Chief Executive Officer, (4) under new management, the Company has enhanced its internal controls and established a new corporate culture that focuses on ethics, unfettered communication within the organization and compliance, (5) management subsequently added the final two additional remediation steps, (6) the remediation steps memorialized by the Audit Committee on July 12, 2005 or those subsequently added, as identified by management, were implemented by current management, (7) management cooperated with KPMG throughout the audit, (8) the procedures KPMG had requested management to perform were not completed prior to KPMG’s dismissal, and (9) the Audit Committee concluded, among other reasons, that it would be in the best interests of the Company and its shareholders that the Company engage new auditors who had no involvement in the prior audits to conduct the review and complete the audit.

Very truly yours,

/s/ KPMG LLP